Exhibit 6.3

LOAN AGREEMENT MODIFICATION

AND NOTE ADDENDUM

412 Elgin Street

Nashville, TN 37211

This Loan Agreement Modification (the “Modification”) modifies the Loan Agreement (the “Agreement”) entered into as of April 24, 2019 by and between PB Investment, LLC, Phillip D. Black and Caryn R. Black (the “Borrowers”), Borrowers, having its principal address located at 210A Park Plaza Drive, Springfield, TN 37172 and Tulsa Real Estate Fund (“TREF”) (the “Lender”), LaSheita Thomas, Senior Fund Administrator, having its principal address located at 3015 RN Martin Street, East Point, GA 30344, under which the Borrower promised to pay the Lender the amount of $206,000.00 (two hundred and six thousand dollars) (the “Loan”) plus any outstanding fees and deferred interest under the terms set forth in that Agreement.

A. Now, therefore, for and in consideration of the mutual covenants contained in this Modification, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

-- Beginning on June 24, 2020, Borrower will have a reprieve of making the monthly payments June 24, 2020, July 24, 2020 and August 24, 2020. On September 24, 2020, Borrower shall resume making payments of both the Loan and the interest in the amount set forth in the original Agreement.

-- Beginning on April 24, 2020, the Exit Fee $15,000.00 will remain in place and will be due on April 24, 2021.

-- Beginning on April 24, 2020, the first six (6) months of deferred interest totaling $12,360.00 of interest shall be deferred until April 24, 2021.

-- Beginning on April 24, 2020 the extension fee of $5,000.00 (as agreed upon in your initial term sheet) will be deferred and will be due on April 24, 2021.

-- Beginning on April 24, 2020 the new maturity date of the loan would be April 24, 2021. At this time, the Principal balance $206,000.00 of the loan shall be due and payable to the Lender.

B. This Modification is executed solely for the purpose of modifying and amending the Agreement, and nothing contained in this Modification shall be deemed to constitute a novation of the Agreement or any other loan documents. With reference thereto, Borrower and Lender hereby further expressly acknowledge and agree that the Agreement and any other loan documents shall remain in full force and effect following the date of this Modification, and that said execution and delivery shall not in any way adversely affect the lien or existing priority of either the Agreement or any other loan documents.

C. Borrower hereby acknowledges, ratifies, and confirms all of its obligations as set forth in the Agreement and hereby agrees to perform, comply with, and abide by all of the covenants, agreements, terms, and provisions contained therein, as amended and modified by this Modification. Nothing contained herein shall otherwise impair or release and covenant, agreement, term, or provision contained in the Agreement. Upon execution of this Modification, this Modification shall be incorporated into, shall be annexed to, and shall become a part of the Agreement, and, as of such date, all references to the Agreement contained in any other loan documents shall thereafter be deemed to refer to the Agreement, as amended and modified by this Modification.

IN WITNESS WHEREOF, Borrower and Lender have executed this Modification under seal as of October 31st, 2020.

LENDER:

Signature of Tulsa Real Estate Fund, LaSheita Thomas, Senior Fund Administrator:

/s/ LaSheita Thomas

BORROWER:

Signature of Phillip D. Black, member, PB Investments, LLC, Borrower:

/s/ Phillip D. Black

Signature of Caryn R. Black, member, PB Investments, LLC, Borrower:

/s/ Caryn R. Black